Exhibit 99.1

INTEL REPORTS SECOND QUARTER REVENUE OF $6.3 BILLION

Second Quarter Earnings Excluding Acquisition-Related Costs* $0.12 Per Share

Second Quarter Earnings Per Share $0.03

SANTA CLARA, Calif., July 17, 2001 -- Intel Corporation today announced second quarter revenue of $6.3 billion, down 24 percent from the second quarter of 2000 and down 5 percent sequentially.

     For the second quarter, net income excluding acquisition-related costs* was $854 million, down 76 percent from the second quarter of 2000 and down 22 percent sequentially. Second quarter earnings excluding acquisition-related costs were $0.12 per share, a decrease of 76 percent from $0.50 in the second quarter of 2000 and down 25 percent sequentially. During the

*  Acquisition-related costs consist of one-time write-offs of purchased in-process research and development and goodwill, and the ongoing amortization of goodwill and other acquisition-related intangibles and costs. Intangibles include, for example, the value of the acquired companies’ developed technology, trademarks and workforce-in-place. Earnings excluding acquisition-related costs differ from earnings presented according to generally accepted accounting principles because they exclude these costs.

second quarter, the estimated tax rate for the year, excluding the impact of acquisition-related costs, was revised to 25.7 percent, lower than the previous expectation of 29.8 percent, resulting in an increase to earnings of approximately $0.01 per share. Last year's second quarter results included a gain on investments of $2.1 billion, primarily from the sale of assets in the Intel Capital portfolio, which compares to a $3 million gain in the second quarter of 2001.

     Including acquisition-related costs in accordance with generally accepted accounting principles, second quarter net income was $196 million, down 94 percent from the second quarter of 2000 and down 60 percent sequentially. Earnings per share were $0.03, down 93 percent from $0.45 in the second quarter of 2000 and down 57 percent sequentially, including an increase of $0.02 per share due to the lower estimated tax rate for the year of 25.7 percent.

Acquisition-related costs in the second quarter consisted of $123 million in one-time charges for purchased in-process research and development and $594 million of amortization of goodwill and other acquisition-related intangibles and costs.

     "Intel's second quarter results met our overall expectations as our microprocessor business performed better than expected, with sequential growth in units, while our communications and flash businesses remained soft," said Craig R. Barrett, president and chief executive officer. "Our investments in R&D and manufacturing allowed us to introduce industry-leading products across all computing segments and ship our first 0.13-micron-based products ahead of schedule. Looking forward, our strong product line-up and cost-efficient manufacturing capabilities provide Intel with a significant competitive advantage."

Accelerated Microprocessor Roadmap

     Intel also said it has initiated a major acceleration of its desktop microprocessor product line to provide a more rapid transition from the Pentium(Registered Trademark) III processor to the Pentium(Registered Trademark) 4 processor.

     "The combination of a strong product family, solid manufacturing performance, and early availability of the new Intel(Registered Trademark) 845 chipset platform allows Intel to aggressively ramp the Pentium 4 processor into all mainstream PC price points by the end of the year," said Barrett. "This move will bring unprecedented value and capabilities to all computer users, especially as they move to adopt Windows* XP."

      During the quarter, the company completed the acquisition of VxTel, and announced and completed the acquisitions of Cognet and LightLogic. Background on these acquisitions can be found in the Second Quarter Highlights section of this release.

     During the quarter, the company paid its quarterly cash dividend of $0.02 per share. The dividend was paid on June 1, 2001 to stockholders of record on May 7, 2001. Intel has paid a regular quarterly cash dividend for over eight years.

     During the quarter, the company repurchased a total of 34.1 million shares of common stock, at a cost of $1.0 billion, under an ongoing program. Since the program began in 1990, the company has repurchased 1.5 billion shares at a total cost of $24.2 billion.

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be completed after June 30, 2001.

Intel plans to provide a mid-quarter Business Update to the Outlook provided below on Sept. 6.

Continuing uncertainty in global economic conditions make it particularly difficult to predict product demand and other related matters.

** Revenue in the third quarter of 2001 is expected to be between $6.2 billion and $6.8 billion.

** Gross margin percentage in the third quarter of 2001 is expected to be 47 percent, plus or minus a couple of points, down from 48 percent in the second quarter, primarily due to an accelerated desktop processor roadmap in the second half. Intel's gross margin expectation for the full year 2001 is 49 percent, plus or minus a few points, lower than the previous expectation of 50 percent, plus or minus a few points. Gross margin percentage varies primarily with revenue levels, product mix, product pricing, changes in unit costs, capacity utilization, and the timing of factory ramps and associated costs.

** Expenses (R&D, excluding in-process R&D, plus MG&A) in the third quarter of 2001 are expected to be between $2.1 and $2.2 billion. Expenses may vary from this expectation depending in part on the level of revenue and profits.

** R&D spending, excluding in-process R&D, is expected to be approximately $4.0 billion in 2001, lower than the previous expectation of $4.2 billion, primarily due to reductions in discretionary spending within ongoing programs.

** Capital spending for 2001 is expected to be approximately $7.5 billion.

** Gains from equity investments and interest and other for the third quarter of 2001 are expected to be zero, due to an expectation of a net loss on equity investments of approximately $100 million, primarily as a result of impairment charges, and will vary depending on equity market levels and volatility, the realization of expected gains on investments, including gains on investments acquired by third parties, determination of impairment charges, losses on equity-method investments, interest rates, cash balances, mark-to-market of derivative instruments and assuming no unanticipated items.

** The tax rate for 2001 is expected to be approximately 25.7 percent, excluding the impact of acquisition-related costs, lower than the previous expectation of 29.8 percent, primarily due to changes in expected income and the distribution of income among various tax jurisdictions.

** Depreciation is expected to be approximately $1.1 billion in the third quarter and $4.2 billion for the full year 2001, higher than the previous expectation of $4.1 billion.

** Amortization of goodwill and other acquisition-related intangibles and costs is expected to be approximately $600 million in the third quarter and $2.3 billion for the full year 2001, higher than the previous expectation of $2.1 billion, due to additional acquisitions that were completed in the second quarter.

     The statements by Craig R. Barrett and the above statements contained in this Outlook are forward-looking statements that involve a number of risks and uncertainties. In addition to the factors discussed above, other factors that could cause actual results to differ materially include the following: business and economic conditions and trends in the computing and communications industries in various geographic regions; changes in customer order patterns; changes in the mixes of microprocessor types and speeds, purchased components and other products; competitive factors, such as rival chip architectures and manufacturing technologies, competing software-compatible microprocessors and acceptance of new products in specific market segments; pricing pressures; development and timing of introduction of compelling software applications; excess or obsolete inventory and variations in inventory valuation; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp including the transition to 0.13-micron process technology; excess manufacturing capacity; the ability to grow new networking, communications, wireless and other Internet-related businesses and successfully integrate and operate any acquired businesses; impact of events outside the United States, such as the business impact of fluctuating currency rates or unrest or political instability in a locale, such as unrest in Israel; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); litigation involving antitrust, intellectual property, consumer and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-Q for the quarter March 31, 2001 (Part 1, Item 2, Outlook section).

Status of Business Outlook and Scheduled Business Update:

     Intel expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, Intel may reiterate the Outlook published in this press release. At the same time, Intel will keep this press release and Outlook publicly available on its Web site (www.intc.com). Prior to the Business Update and related Quiet Periods (described below), the public can continue to rely on the Outlook on the Web site as still being Intel's current expectations on matters covered, unless Intel publishes a notice stating otherwise.

     Intel intends to publish a Business Update press release on Sept. 6, 2001. From Sept. 1, 2001 until publication of the Business Update, Intel will observe a "Quiet Period." During the Quiet Period, the Outlook as provided in this press release and the company's filings with the SEC on Forms 10-K and 10-Q should be considered to be historical, speaking as of prior to the

Quiet Period only and not subject to update by the company. During the Quiet Period, Intel representatives will not comment concerning the Outlook or Intel's financial results or expectations.

     A Quiet Period operating in similar fashion with regard to the Business Update and the company's SEC filings will begin Sept. 15, 2001, and will extend until the day when Intel's next quarterly Earnings Release is published, presently scheduled for Oct. 16, 2001.

* Third party marks and brands are property of their respective holders.
INTEL CORPORATION
CONSOLIDATED SUMMARY INCOME STATEMENT DATA
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended

	June 30	July 1	June 30	July 1
	2001	2000	2001	2000

NET REVENUE	$6,334	$8,300	$13,011	$16,293

Cost of sales	3,307	3,283	6,532	6,272
Research and development	919	971	1,914	1,922
Marketing, general and administrative	1,174	1,223	2,329	2,347
Amortization of goodwill and other
acquisition-related intangibles and costs	594	394	1,179	707
Purchased in-process research and
development	123	21	198	83

Operating costs and expenses	6,117	5,892	12,152	11,331

OPERATING INCOME	217	2,408	859	4,962
Gains on equity investments, net	3	2,144	3	2,593
Interest and other, net	126	197	390	388

INCOME BEFORE TAXES	346	4,749	1,252	7,943
Income taxes	150	1,612	571	2,110

NET INCOME	$196	$3,137	$681	$5,833

BASIC EARNINGS PER SHARE	$0.03	$0.47	$0.10	$0.87

DILUTED EARNINGS PER SHARE	$0.03	$0.45	$0.10	$0.83

COMMON SHARES OUTSTANDING	6,725	6,710	6,723	6,697
COMMON SHARES ASSUMING DILUTION	6,889	7,005	6,894	7,000

Note: Certain prior period amounts have been reclassified to conform with the current presentation.

PRO FORMA INFORMATION EXCLUDING

ACQUISITION-RELATED COSTS

The following pro forma supplemental information excludes the effect of acquisition-related costs. This pro forma information is not prepared in accordance with generally accepted accounting principles.

	Three Months Ended		Six Months Ended

	June 30	July 1	June 30	July 1
	2001	2000	2001	2000

Pro forma operating costs and expenses	$5,400	$5,477	$10,775	$10,541
Pro forma operating income	$934	$2,823	$2,236	$5,752
Net income excluding acquisition-related
costs	$854	$3,518	$1,953	$6,556
Basic earnings per share excluding
acquisition-related costs	$0.13	$0.52	$0.29	$0.98
Diluted earnings per share excluding
acquisition-related costs	$0.12	$0.50	$0.28	$0.94

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

	June 30,	March 31,	Dec 30,
	2001	2001	2000

CURRENT ASSETS
Cash and short-term investments	$9,340	$10,058	$13,473
Trading assets	1,225	1,545	350
Accounts receivable	2,904	3,432	4,129
Inventories:
Raw materials	379	406	384
Work in process	1,431	1,367	1,057
Finished goods	1,016	879	800

	2,826	2,652	2,241
Deferred tax assets and other	1,010	1,052	957

Total current assets	17,305	18,739	21,150

Property, plant and equipment, net	17,828	16,774	15,013
Marketable strategic equity securities	649	1,159	1,915
Other long-term investments	1,094	1,141	1,797
Goodwill and other acquisition-related intangibles	6,277	6,071	5,941
Other assets	2,471	2,365	2,129

TOTAL ASSETS	$45,624	$46,249	$47,945

CURRENT LIABILITIES
Short-term debt	$411	$479	$378
Accounts payable and accrued liabilities	5,011	5,398	6,305
Deferred income on shipments to distributors	549	648	674
Income taxes payable	869	862	1,293

Total current liabilities	6,840	7,387	8,650
LONG-TERM DEBT	901	704	707
DEFERRED TAX LIABILITIES	1,145	1,240	1,266

STOCKHOLDERS' EQUITY
Common stock and capital in excess of par value	9,067	8,712	8,486
Other stockholders' equity	27,671	28,206	28,836

Total stockholders' equity	36,738	36,918	37,322

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$45,624	$46,249	$47,945